Exhibit 99.2

Magnum Opus Acquisition Limited Announces Closing of $200 Million Initial Public Offering

HONG KONG, March 25, 2021/PRNewswire/ — Magnum Opus Acquisition Limited (NYSE:OPA.U) (the “Company”) today announced the closing of its initial public offering of 20,000,000 units, at a public offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

The units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “OPA.U” on March 23, 2021. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “OPA” and “OPA WS,” respectively.

Magnum Opus Acquisition Limited is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to search globally for a target with operations or prospects focusing on global consumer, technology or media sectors with disruptive growth potential through the use of technology that can benefit from operations in Asia, and to seek proprietary and unique targets that can benefit from its large addressable markets underpinned by strong consumer-driven shifts. It also aims to identify proven business models that can be tailored to the Asian market and benefit from accelerated growth.

Credit Suisse Securities (USA) LLC is acting as the representative of the several underwriters. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Hou Pu Jonathan Lin

Chief Executive Officer

15th Floor, Nexxus Building

77 Des Voeux Road

Central, Hong Kong

+852 3757 9857

jonathan.lin@opusacquisition.com